Exhibit 10.10
CATALYST PAPER CORPORATION

2007 RESTRICTED SHARE UNIT PLAN

March 28, 2007, as amended April 29, 2009

CATALYST PAPER CORPORATION
2007 RESTRICTED SHARE UNIT PLAN
1.	PURPOSE

1.1
This Plan has been established by the Corporation to provide long-term incentives to executives of the Corporation and its Subsidiaries for the success of the Corporation and its Subsidiaries, to support the objectives of employee ownership, to foster a responsible balance between short term and long term results, and to build and maintain a strong spirit of performance and entrepreneurship.

2.	PLAN DEFINITIONS AND INTERPRETATIONS
In this Plan, the following terms have the following meanings:
(a)	“Account” means the bookkeeping account established and maintained by the Corporation for each Participant in which the number of Share Units of the Participant are recorded;
(b)
“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and Stock Exchange Rules;

(c)
“Beneficiary” means any person designated by the Participant as his or her beneficiary under the Plan in accordance with Section 13.1 or, failing any such effective designation, the Participant’s estate;

(d)	“Board” mean the Board of Directors of the Corporation;
(e)	“Committee” means the Governance and Human Resources Committee of the Board or any other committee or person designated by the Board to administer the Plan;
(f)
“Corporation” means Catalyst Paper Corporation and its respective successors and assigns, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board or any person or committee that has been designated for the purpose by the Board including, without limitation, the Committee;

(g)	“Director” means a director of the Corporation;

(h)
“Disability” means, with respect to a Participant, any physical or mental state of the Participant such that as a result of illness, disease, mental or physical disability or similar cause, the Participant is unable to fulfill the Participant’s obligations as a director of the Corporation or under the Participant’s employment agreement with the Participant’s Employer, either for any consecutive six month period or for any six month period (whether or not consecutive) in any consecutive twenty-four (24) month period;

(i)	“Employee” means an employee of the Corporation or any of its Subsidiaries or any combination or partnership of such corporations;
(j)
“Employer” means, with respect to a Participant who is a Director, the Corporation, and with respect to a Participant who is an Employee, the Corporation, the Subsidiary or the combination or partnership of such corporations that employs the Participant or that employed the Participant immediately prior to the Participant’s Termination Date;

(k)	“Expiry Date” means, with respect to Share Units granted to a Participant, the date which is two years after the Participant’s Termination Date;
(l)	“Fiscal Year” means a fiscal year of the Corporation;
(m)
“Grant Agreement” means an agreement between the Corporation and a Participant under which Share Units are granted, together with such amendments, deletions or changes thereto as are permitted under the Plan;

(n)	“Grant Date” of a Share Unit means the date a Share Unit is granted to a Participant under the Plan;
(o)	“Insider” has the meaning provided for purposes of the TSX relating to Security Based Compensation Arrangements;
(p)
“Market Value” with respect to a Share as at any date means the arithmetic average of the closing price of the Shares traded on the TSX for the five (5) trading days on which a board lot was traded immediately preceding such date (or, if the Shares are not then listed and posted for trading on the TSX, on such stock exchange on which the Shares are then listed and posted for trading as may be selected for such purpose by the Corporation). In the event that the Shares are not listed and posted for trading on any stock exchange, the Market Value shall be the Market Value of the Shares as determined by the Board in its discretion, acting reasonably and in good faith;

(q)	“Participant” means a Director of the Corporation or an individual who is a bona fide full time Employee who has been designated by the Corporation for participation in the Plan;
(r)	“Payout Date” means a date selected by the Corporation, in accordance with and as contemplated by Section 3.3 and Section 6.1;
(s)	“Plan” means this Catalyst Paper Corporation 2007 Restricted Share Unit Plan;

(t)
“Reorganization” means any (i) capital reorganization, (ii) merger, (iii) amalgamation, (iv) offer for Shares of the Corporation which if successful would entitle the offeror to acquire all of the Shares of the Corporation or all of one or more particular class(es) of securities of the Corporation to which the offer relates, (v) sale of a material portion of the assets of the Corporation, or (vi) arrangement or other scheme of reorganization;

(u)	“Retirement” means the retirement of a Participant from employment with his or her Employer in accordance with the normal retirement policy of his or her Employer;
(v)	“Security Based Compensation Arrangement” has the meaning defined in the provisions of the TSX Company Manual relating to security based compensation arrangements;
(w)	“Shareholders” means the holders of Shares;
(x)
“Shares” mean Common Shares of the Corporation and includes any securities of the Corporation into which such units may be converted, reclassified, redesignated, subdivided, consolidated, exchanged or otherwise changed, pursuant to a Reorganization or otherwise;

(y)
“Share Unit” means a unit credited by means of an entry on the books of the Corporation to a Participant pursuant to the Plan, representing the right to receive, subject to and in accordance with the Plan, for each Vested Share Unit one Share, at the time, in the manner, and subject to the terms, set forth in the Plan and the applicable Grant Agreement;

(z)	“Stock Exchange Rules” means the applicable rules of any stock exchange upon which Shares are listed;
(aa)	“Subsidiary” means an entity (including a partnership) in which the Corporation holds, directly or indirectly, a majority voting interest;
(bb)
“Termination Date” means the date on which a Participant ceases, for any reason, to be an active Director or an active Employee, and, in the case of a Participant who is a Director and who ceases to be a Director as a result of any action taken by the Board of Directors or the Shareholders of the Corporation, such date shall be the date the Director ceases to be a Director; and in the case of a Participant who is an Employee, where the employment is terminated by the Employer, whether wrongful or for cause or otherwise, such date shall be the date notice of termination is provided;

(cc)	“TSX” means the Toronto Stock Exchange; and
(dd)
“Vested Share Units” shall mean Shares in respect of which all vesting terms and conditions set forth in the Plan and the applicable Grant Agreement have been either satisfied or waived in accordance with the Plan.

2.2
In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

3.	GRANT OF SHARE UNITS AND TERMS
3.1
The Corporation may grant Share Units to such Participant or Participants in such number and at such times as the Corporation may, in its sole discretion, determine, as a bonus or similar payment in respect of services rendered by the Participant for a Fiscal Year or otherwise as compensation.

3.2
At the option of the Participant, the amount payable to the Participant under any bonus, profit sharing or gain-sharing program by the Corporation, or a Subsidiary in respect of a Fiscal Year, or a portion thereof, may be provided in the form of Share Units in lieu thereof, provided the Participant so elects prior to the completion of the relevant Fiscal Year.

3.3	In granting any Share Units pursuant to Section 3.1 or Section 3.2, the Corporation shall designate:
(a)	the number of Share Units which are being granted to the Participant;
(b)	any time or performance based or other conditions as to vesting of the Share Units to become Vested Share Units; and
(c)	the Payout Date, which shall in no event be later than the Expiry Date and, unless otherwise determined on the Grant Date, shall be the third anniversary of the Grant Date.
which shall be set out in the Grant Agreement.
3.4
Subject to the terms of the Plan, the Corporation may determine any other terms or conditions with respect to the vesting of Share Units granted pursuant to Section 3.1, in whole or in part, to become Vested Share Units or the provision of Shares under the Plan, including without limitation:

(a) length of time of service to the Employer by a Participant;
(b) the market price of the Shares;
(c)	the return to Shareholders, with or without reference to other comparable businesses;

(d)	the financial performance or results of the Corporation, a Subsidiary, or business share thereof;
(e)	other performance criteria relating to the Corporation, a Subsidiary, or business share thereof;
(f)	ownership of Shares by a Participant;
(g)	restrictions on the re-sale of Shares acquired under the Plan including escrow arrangements; and
(h)	any other terms and conditions the Corporation may in its discretion determine with respect to vesting;
which shall be set out in the Grant Agreement.
The conditions may relate to all or a portion of the Share Units in a grant and may be graduated such that different percentages (which may be greater or lesser than 100%) of the Share Units in a grant will become Vested Share Units depending on the extent of satisfaction of one or more such conditions.
The Corporation may, in its discretion, subsequent to the Grant Date of a Share Unit, waive any such terms or conditions or determine that they have been satisfied.
4.	GRANT AGREEMENT
4.1
Each grant of a Share Unit will be set forth in a Grant Agreement containing terms and conditions required under the Plan and such other terms and conditions not inconsistent herewith as the Corporation may, in its sole discretion, deem appropriate.

5.	SHARE UNIT GRANTS AND ACCOUNTS
5.1	An Account shall be maintained by the Corporation for each Participant. On the Grant Date, the Account will be credited with the Share Units granted to a Participant on that date.
5.2
A Participant’s Account shall, unless otherwise determined by the Corporation, from time to time until the Participant’s Termination Date, be credited with additional Share Units, the number of which shall be the quotient determined by dividing: one hundred per cent (100%) of the cash distributions that would have been paid to the Participant if the Share Units in his or her Account on the relevant record date for a cash distribution on the Shares had been Shares by the Market Value of a Share on the payment date of such cash distribution, with fractions computed to three decimal places. Share Units credited to a Participant’s Account pursuant to this Section 5.2 shall vest, and be payable, in accordance with Section 6.1 to the extent that they are in respect of Share Units granted to the Participant that have become Vested Share Units.

6.	PAYOUTS
6.1
On each Payout Date, the Participant shall be entitled to receive, and the Corporation shall issue, Shares equal in number to the Vested Share Units in the Participant’s Account to which the Payout Date relates.

6.2
The number of Shares to be issued or provided shall be equal to the whole number of Vested Share Units. Where the number of Share Units would result in the issue of a fractional Share Unit in the form of a fractional Share, the number of Share Units to be issued in the form of Shares shall be rounded down to the next whole number of Share Units. No fractional Shares shall be issued or provided nor shall cash be paid at any time in lieu of any such fractional interest. Any such fractional interests of a Share Unit which, together with other fractional interests, form a whole Share Unit, shall be issued or provided in the form of a Share as part of the Share Units to be issued or provided to the Participant on the next applicable Payout Date, if any.

6.3
Shares issued by the Corporation from treasury under this Plan shall be considered fully paid in consideration of past service that is no less in value than the fair equivalent of the money the Corporation would have received if the Shares had been issued for money.

6.4
Subject to and in accordance with any Applicable Law, the Corporation may, but is not obligated to, acquire issued and outstanding Shares in the market for the purposes of providing Shares to Participants under the Plan. The Shares acquired for this purpose shall not be included for the purpose of the determining the maximum number of Shares to be issued under the Plan in accordance with Section 10.1.

6.5
If so determined by the Corporation, in lieu of the issue or provision of Shares, the Corporation may satisfy the issuance or provision of Shares under the Plan, in whole or in part, by the payment of a cash amount to a Participant on the Payout Date. The amount of such payment shall be equal to the number of Shares in respect of which the Corporation makes such a determination, multiplied by the Market Price on the Payout Date, subject to any applicable withholding tax.

7.	TERMINATION OF EMPLOYMENT AND FORFEITURES
7.1
Unless otherwise determined by the Corporation at any time, on a Participant’s Termination Date, any Share Units in a Participant’s Account which are not Vested Share Units shall terminate and be forfeited.

7.2
Notwithstanding section 8.1, where a Participant ceases to be a Director or Employee by reason of Retirement, death or Disability or a Director ceases to be a Director at the request of the Board or as a result of a vote of Shareholders, then in respect of each grant of Share Units made to such Participant pursuant to Section 3.1, that number of Share Units equal to the product of (i) the number of Share Units relating to that grant multiplied by (ii) a fraction, the numerator of which shall be the number of months between the applicable Grant Date and the Participant’s Termination Date (rounded up to the nearest whole number of months) and the denominator of which shall be the total number of months between the Grant Date and the date that all the Share Units relating to that grant would have become fully Vested Share Units, assuming any applicable terms or conditions under Section 3.4 had been satisfied, shall become Vested Share Units, and not terminate nor be forfeited on the Participant’s Retirement, death, or termination of employment or directorship by reason of Disability.

7.3
Notwithstanding Section 8.1, where a Participant ceases to be an Employee as a result of the termination of his or her employment without cause, then in respect of each grant of Share Units made to such Participant, at the Corporation’s discretion, all or a portion of such Participant’s Share Units may be made fully Vested Share Units or may be permitted to continue to vest, in accordance with their terms, during any statutory or common law severance period or any period of reasonable notice required by law or as otherwise may be determined by the Corporation in its sole discretion.

8.	FORFEITED UNITS
8.1
Notwithstanding any other provision of the Plan or a Grant Agreement, Share Units granted hereunder shall terminate on, if not redeemed or previously terminated and forfeited in accordance with the Plan, and be of no further force and effect after, the Expiry Date.

9.	ALTERATION OF NUMBER OF SHARES SUBJECT TO THE PLAN
9.1
In the event that the Shares shall be subdivided or consolidated into a different number of Shares or a distribution shall be declared upon the Shares payable in Shares, the number of Share Shares then recorded in the Participant’s Account shall be adjusted by replacing such number by a number equal to the number of Shares which would be held by the Participant immediately after the distribution, subdivision or consolidation, should the Participant have held a number of Shares equal to the number of Share Shares recorded in the Participant’s Account on the record date fixed for such distribution, subdivision or consolidation.

9.2
In the event there shall be any change, other than as specified in Section 9.1, in the number or kind of outstanding Shares or of any shares or other securities into which such Shares shall have been changed or for which they shall have been exchanged, pursuant to a Reorganization or otherwise, then there shall be substituted for each Share referred to in the Plan or for each share into which such Share shall have been so changed or exchanged, the kind of securities into which each outstanding Share shall be so changed or exchanged and an equitable adjustment shall be made, if required, in the number of Share Units then recorded in the Participant’s Account, such adjustment, if any, to be reasonably determined by the Committee and to be effective and binding for all purposes.

9.3
In the case of any such substitution, change or adjustment as provided for in this Section 9, the variation shall generally require that the aggregate Market Value of the Share Units then recorded in the Participant’s Account prior to such substitution, change or adjustment will be proportionately and appropriately varied so that it be equal to such aggregate Market Value after the variation.

10.	MAXIMUM NUMBER OF SHARES TO BE ISSUED
10.1	Subject to adjustment, the maximum number of Shares issuable under the Plan shall be 7,000,000 Shares.
10.2
The maximum number of Shares issuable to Insiders pursuant to the Plan, together with any Shares issuable pursuant to any other Security Based Compensation Arrangement, at any time, shall not exceed 10% of the total number of outstanding Shares. The maximum number of Shares issued to Insiders pursuant to the Plan, together with any Shares issued pursuant to any other Security Based Compensation Arrangement, within any one year period, shall not exceed 10% of the total number of outstanding Shares.

11.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN
11.1
The Board may, without notice and without Shareholder approval, at any time and from time to time, amend the Plan or any provisions thereof in such manner as the Corporation, in its sole discretion, determines appropriate

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan,
(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the Plan,
(c) to change the vesting provisions of Share Units or the Plan; and
(d)	to change the termination provisions of Share Units or the Plan which does not entail an extension beyond the original expiry date of the Share Units;
provided, however, that:
(e)
no such amendment of the Plan may be made without the consent of each affected Participant in the Plan if such amendment would adversely affect the rights of such affected Participant(s) under the Plan; and

(f)	shareholder approval shall be obtained in accordance with the requirements of the Toronto Stock Exchange for any amendment that results in:
(i)	an increase in the maximum number of Shares issuable pursuant to the Plan;
(ii)	an extension of the Expiry Date for Share Units granted to Insiders under the Plan;
(iii) other types of compensation through Share issuance;
(iv)	an expansion of the rights of a Participant to assign Share Units other than as set forth in Section 14.2; or
(v)	the addition of additional categories of participants, other than as contemplated by Section 9, requires the approval of Shareholders by a majority of the votes cast at a meeting of Shareholders.

11.2
If the Corporation terminates the Plan, Share Units previously credited shall, at the discretion of the Corporation, either (a) be settled immediately in accordance with the terms of the Plan in effect at such time, or (b) remain outstanding and in effect and settled in due course in accordance with the applicable terms and conditions.

12.	ADMINISTRATION
12.1
Unless otherwise determined by the Board, the Plan shall be administered by the Committee subject to Applicable Laws. The Committee shall have full and complete authority to interpret the Plan, to prescribe such rules and regulations and to make such other determinations as it deems necessary or desirable for the administration of the Plan. All actions taken and decisions made by the Committee shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Participants and their beneficiaries and legal representatives, each Subsidiary and the Corporation. All expenses of administration of the Plan shall be borne by the Corporation.

12.2
The Corporation shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties. At such times as the Corporation shall determine, the Corporation shall furnish the Participant with a statement setting forth the details of his or her Share Units including the Grant Date and the Vested Share Units and unvested Share Units held by each Participant. Such statement shall be deemed to have been accepted by the Participant as correct unless written notice to the contrary is given to the Corporation within 30 days after such statement is given to the Participant.

13.	BENEFICIARIES AND CLAIMS FOR BENEFITS
13.1
Subject to the requirements of Applicable Law, a Participant may designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant. The Participant may, subject to Applicable Law, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Corporation may from time to time determine.

14.	GENERAL
14.1
The transfer of an employee from the Corporation to a Subsidiary, from a Subsidiary to the Corporation or from a Subsidiary to another Subsidiary, shall not be considered a termination of employment for the purposes of the Plan, nor shall it be considered a termination of employment if a Participant is placed on such other leave of absence which is considered by the Corporation as continuing intact the employment relationship.

14.2
The Plan shall enure to the benefit of and be binding upon the Corporation, its successors and assigns. The interest of any Participant under the Plan or in any Share Unit shall not be transferable or assignable other than by operation of law, except, if and on such terms as the Corporation may permit, to a spouse or minor children or grandchildren or a personal holding company or family trust controlled by a Participant, the shareholders or beneficiaries of which, as the case may be, are any combination of the Participant, the Participant’s spouse, the Participant’s minor children or the Participant’s minor grandchildren, and after his or her lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

14.3
The Corporation’s grant of any Share Units or issuance of any Shares hereunder is subject to compliance with Applicable Law applicable thereto. As a condition of participating in the Plan, each Participant agrees to comply with all Applicable Law and agrees to furnish to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law.

14.4
The Corporation or a Subsidiary may withhold from any amount payable to a Participant, either under this Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or the Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Participant. The Corporation shall also have the right in its discretion to satisfy any such withholding tax liability by retaining, acquiring or selling on behalf of a Participant any Shares which would otherwise be issued or provided to a Participant hereunder.

14.5	A Participant shall not have the right or be entitled to exercise any voting rights, receive any distribution or have or be entitled to any other rights as a Shareholder in respect of any Share Units.

14.6
Neither designation of an employee as a Participant nor the grant of any Share Units to any Participant entitles any Participant to the grant, or any additional grant, as the case may be, of any Share Units under the Plan. Neither the Plan nor any action taken thereunder shall interfere with the right of an Employer of a Participant to terminate a Participant’s employment at any time. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall be considered as extending the period of employment for the purposes of the Plan.

14.7	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any employee’s employment with the Corporation or a Subsidiary.

14.8
The Plan shall be an unfunded obligation of the Corporation. Neither the establishment of the Plan nor the grant of any Share Units or the setting aside of assets by the Corporation (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust. The right of the Participant or Beneficiary to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Corporation.

14.9
This Plan is established under the laws of the Province of British Columbia and the rights of all parties and the construction of each and every provision of the Plan and any Share Units granted hereunder shall be construed according to the laws of the Province of British Columbia.

14.10	This Plan is hereby instituted this 28th day of March, 2007 and amended this 29th day of April, 2009.